Exhibit 10.2


                                                Execution Version

                   PURCHASE AND SALE AGREEMENT

     This Purchase and Sale Agreement (this "Agreement"), dated as of October 18, 2002 (the "Effective Date"), is made by and between FLOUR HOLDINGS LLC, a Delaware limited liability company
("Purchaser"), and SEABOARD FLOUR CORPORATION, a Delaware corporation ("Seller").

                           WITNESSETH

     WHEREAS, subject to the terms and conditions of this Agreement, Purchaser desires to purchase from Seller, and Seller desires to sell to Purchaser, certain assets in exchange for Earnout Payments (as hereinafter defined).

     NOW, THEREFORE, in consideration of the premises and the mutual promises and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

     1. Definitions. For purposes of this Agreement, the following terms have the meanings set forth below:

       "Adjusted Fiorillo Net Income" shall mean, for any Fiorillo Year, the net income, if any, of Fiorillo for such Fiorillo Year determined in accordance with GAAP, with the following adjustments:

               (a) for any Fiorillo Year in which Purchaser did not own Fiorillo for the entire Fiorillo Year, Adjusted Fiorillo Net Income shall mean the net income, if any, of Fiorillo for the portion of such Fiorillo Year that Purchaser owned Fiorillo;

               (b) an appropriate reserve shall be established, from time to time, to reflect future capital expenditures of Fiorillo, working capital needs of Fiorillo, and any unfunded pension obligations of Fiorillo; and

               (c) an appropriate reserve shall be established,
                   from time to time, to reflect an allowance for distributions for any income taxes payable by the Flour Group with respect to the net taxable income, if any, reflected in such net income. For purposes of the calculation of such reserve, it shall be assumed that each member of the Flour Group who pays taxes with respect to his allocable share of such net taxable income pays taxes at the highest applicable marginal federal and state rates in effect on the last day of such Fiorillo Year for each category of income and gain contained in such net taxable income.

       "Adjusted Fiorillo Net Proceeds" shall mean the net proceeds, if any, realized by Purchaser from a Fiorillo Sale, less an appropriate reserve to reflect any unfunded pension obligations of Fiorillo and less an appropriate reserve to reflect an allowance for distributions for any income taxes payable by the Flour Group with respect to the net taxable income, if any, reflected in such net proceeds. For purposes of the calculation of such reserve, it shall be assumed that each member of the Flour Group who pays taxes with respect to his allocable share of such net taxable income pays taxes at the highest applicable marginal federal and state rates in effect at the time of such Fiorillo Sale for each category of income and gain contained in such net income.

       "Business Day" shall mean any day except a Saturday, Sunday or other day on which national banks in New York, New York are authorized or required by law, rule or regulation to close.

       "CHP" shall mean Chestnut Hill Plantation, Inc., a South
Carolina corporation.

       "CHP Indebtedness" means all indebtedness owed by CHP to Seller, which, as of the Effective Date, is in the approximate aggregate amount of $17,606,330 and is being transferred to Purchaser pursuant to this Agreement.

       "CHP Real Estate" shall mean the real property owned by CHP.

       "CHP Shares" shall mean all of the shares of CHP owned by Seller, representing 90% of the outstanding capital stock of CHP, which are being transferred to Purchaser pursuant to this Agreement.

       "Cost Basis" means an amount equal to $30,241,838, which is agreed by the parties to represent a reasonable estimate of the aggregate adjusted cost basis for federal income tax purposes of Seller in the Seller Real Estate, the Purchase Money
Mortgages, the CHP Indebtedness and the CHP Shares.

       "Development Expenses" shall mean all expenses incurred, directly or indirectly, by Purchaser in connection with the ownership, development, management and selling of the Seller Real Estate and the CHP Real Estate, including, but not limited to, property taxes, fees paid to developers or managers, and sales closing expenses (exclusive, however, of any such expenses incurred by CHP directly).

       "Earnout Payments" shall mean, collectively, the Real
Estate Earnout Payments and the Fiorillo Earnout Payments.

       "Final Real Estate Payment Calculation Date" shall mean
August 17, 2007.

       "Final Real Estate Payment Date" shall mean the date which is twenty (20) Business Days after the Final Real Estate
Payment Calculation Date.

       "Fiorillo" shall mean A. Fiorillo & Co. LLC, a Delaware limited liability company and wholly owned subsidiary of Seller, which is being transferred to Purchaser pursuant to this Agreement.

       "Fiorillo Earnout Payments" shall mean the payments payable to Seller pursuant to Section 4 of this Agreement.

       "Fiorillo Sale" shall mean a sale of all or substantially all of the assets of Fiorillo or a sale of all or substantially all of the equity interests of Fiorillo (including by merger) by Purchaser to an unaffiliated third party.

       "Fiorillo Year" shall mean each calendar year (or portion thereof) within the period commencing on the Effective Date and ending on the last day of the Last Fiorillo Year; provided, however, that, for purposes of this Agreement, the first Fiorillo Year shall commence as of the Effective Date and end as of December 31, 2002 and the last day of the Last Fiorillo Year shall end on August 17, 2007.

       "Firm" shall mean Ernst & Young LLP or such other independent public accounting firm as is mutually acceptable to Purchaser and Seller.

       "Flour Group" shall mean Seller and Purchaser and each of their respective subsidiaries (including the Real Estate Companies and Fiorillo, but not including Seaboard Corporation or any of its subsidiaries) and each of the members or partners of Seller and Purchaser and each of their respective subsidiaries (including the Real Estate Companies and Fiorillo, but not including Seaboard Corporation or any of its subsidiaries).

       "GAAP" shall mean generally accepted accounting principles applied consistently with past practices.

       "Gross Real Estate Proceeds" shall mean all cash proceeds received, directly or indirectly, by Purchaser (or any subsidiary) from (a) the sale, transfer or other disposition to an unaffiliated third party of any or all of the Seller Real Estate, (b) the collection or receipt of principal or interest payments from any or all of the Purchase Money Mortgages or the CHP Indebtedness, and (c) distributions from CHP (other than in payment of the CHP Indebtedness) minus an allowance for distributions for any income taxes, if any, payable by the Flour Group with respect to the net taxable income, if any, reflected in such cash proceeds. For purposes of the calculation of Gross Real Estate Proceeds, it shall be assumed that each member of the Flour Group who pays taxes with respect to such net taxable income pays taxes at the highest applicable marginal federal and state rates in effect at the time of receipt of such cash proceeds for each category of income and gain contained in such net taxable income.

       "Last Fiorillo Year" shall mean the fiscal year commencing January 1, 2007 and ending on August 17, 2007.

       "Net Real Estate Proceeds" shall mean, as of and through any particular date, the cumulative Gross Real Estate Proceeds received by Purchaser as of and through such date less the cumulative Development Expenses incurred by Purchaser as of and through such date.

       "Net Real Estate Proceeds Account" shall mean, as of any particular date, the cumulative Net Real Estate Proceeds as of and through such date less the sum of (a) the balance, if any, of the Real Estate Reserve Account as of such date, plus (b) the cumulative Net Real Estate Proceeds Payout as of and through the day immediately prior to such date.

       "Net Real Estate Proceeds Payout" shall mean, as of any particular date, the aggregate amount of Net Real Estate Proceeds actually included (after reduction for any balances in the Real Estate Reserve Account), on or prior to such date, in a calculation of the Real Estate Earnout Payments payable pursuant to this Agreement.

        "Periodic Real Estate Payment Calculation Date" shall mean the first Business Day of March, June, August and December of each calendar year commencing on June 2, 2003 and ending on June 1, 2007.

       "Periodic Real Estate Payment Date" shall mean each date which is twenty (20) Business Days after a Periodic Real Estate
Payment Calculation Date.

       "Purchase Money Mortgages" shall mean the purchase money mortgages (and promissory notes related thereto) owned by any Real Estate Company with respect to real property previously sold by such Real Estate Company, which purchase money mortgages (and promissory notes related thereto) are being transferred, indirectly, to Purchaser pursuant to this Agreement.

       "Real Estate Companies" shall mean, collectively, the Real Estate LLC's.

       "Real Estate Earnout Payments" shall mean the payments payable to Seller pursuant to Section 3 of this Agreement.

       "Real Estate LLC's" shall mean those limited liability companies set forth on Annex I, all of which are wholly owned subsidiaries of Seller and are being transferred to Purchaser pursuant to this Agreement.

       "Real Estate Reserve Account" shall mean, as of any particular date, an amount designated by Purchaser, in its good faith discretion, to cover future Development Expenses expected to be incurred within one (1) year of such date and payments and distributions previously made, or to be made, by Purchaser (or any subsidiary) to unaffiliated third parties holding an equity interest in any Real Estate Company.

       "Seller Real Estate" shall mean the real property owned by the Real Estate Companies and transferred, indirectly, to Purchaser pursuant to this Agreement. The Seller Real Estate shall include all improvements and fixtures thereto, whether or not existing on the Effective Date.

       "Unrecovered Cost" shall mean, as of any particular date, an amount equal to (a) the Cost Basis less (b) the Net Real Estate Proceeds Payout prior to such date; provided, however, that if the "Unrecovered Cost" would otherwise be a negative number, the "Unrecovered Cost" shall be deemed to be zero.

     2.   Purchase and Sale.

          2.1. Purchase and Sale. Subject to the terms and conditions of this Agreement, Seller hereby grants, sells, assigns, transfers and delivers to Purchaser, and Purchaser hereby purchases and acquires from Seller, the following:

               (a)  all of the equity interests of the Real Estate LLC's;

               (b)  all of the CHP Shares;

               (c) all of Seller's right, title and interest in and to the CHP Indebtedness; and

               (d)  all of the equity interests of Fiorillo.

          2.2. Instruments of Conveyance. Contemporaneously with the execution hereof, Seller has delivered to Purchaser (a) assignments representing all of the equity interests of each of the Real Estate LLC's and Fiorillo and (b) all stock certificates representing the CHP Shares, duly endorsed in blank (or accompanied by a duly executed stock power).

          2.3. Further Assurances. Each party hereto shall from time to time hereafter, at the other party's reasonable request and without further consideration, execute and deliver to such other party such instruments of transfer, conveyance, and assignment in addition to those delivered pursuant to Section 2.2 as shall reasonably be requested to effect the transactions contemplated by this Agreement.

     3.   Real Estate Earnout Payments.

          3.1. Periodic Real Estate Payments. On each Periodic Real Estate Payment Date, Purchaser shall pay to Seller, for no additional consideration, an amount, if any, equal to the sum of the amounts determined in accordance with the following calculations set forth in Sections 3.1(a) and 3.1(b):

               (a) An amount (for purposes of this Section 3.1, the "Current Recaptured Cost") equal to the lesser of (1) the Unrecovered Cost as of the immediately preceding Periodic Real Estate Payment Calculation Date or (2) the positive balance, if any, of the Net Real Estate Proceeds Account as of the immediately preceding Periodic Real Estate Payment Calculation Date; and

               (b) An amount equal to one-half of the difference between (1) the positive balance, if any, of the Net Real Estate Proceeds Account as of the immediately preceding Periodic Real Estate Payment Calculation Date less (2) the Current Recaptured Cost, if any, utilized to calculate the Real Estate Earnout Payment payable on such Periodic Real Estate Payment Date pursuant to Section 3.1(a).

          3.2. Final Real Estate Payment. On the Final Real Estate Payment Date, Purchaser shall pay to Seller, for no additional consideration, an amount, if any, equal to the sum of the amounts determined in accordance with the following calculations set forth in Sections 3.2(a) and 3.2(b):

               (a) An amount (for purposes of this Section 3.2, the "Current Recaptured Cost") equal to the lesser of (1) the Unrecovered Cost as of the Final Real Estate Payment Calculation Date or (2) the positive balance, if any, of the Net Real Estate Proceeds Account as of the Final Real Estate Payment Calculation Date; and

               (b) An amount equal to one-half of the difference between (1) the positive balance, if any, of the Net Real Estate Proceeds Account as of the Final Real Estate Payment Calculation Date less (2) the Current Recaptured Cost, if any, utilized to calculate the Real Estate Earnout Payment payable on the Final Real Estate Payment Date pursuant to Section 3.2(a).

     4.   Fiorillo Earnout Payments.

          4.1. Annual Payments. No later than thirty (30) Business Days after the end of each Fiorillo Year, Purchaser shall pay to Seller, for no additional consideration, an amount equal to 95% of the Adjusted Fiorillo Net Income, if any, for such Fiorillo Year.

          4.2. Fiorillo Sale Payment. In the event that a Fiorillo Sale is consummated prior to the end of the Last Fiorillo Year, no later than thirty
(30) Business Days after the consummation of such Fiorillo Sale, Purchaser shall pay to Seller, for no additional consideration, an amount equal to 95% of the Adjusted Fiorillo Net Proceeds, if any, for such Fiorillo Sale.

     5.   Review Rights and Decisions.

          5.1. Calculation of Earnout Payments. Within (a) five (5) Business Days following each Periodic Real Estate Payment Calculation Date and the Final Real Estate Payment Calculation
Date, (b) five (5) Business Days following consummation of a Fiorillo Sale consummated prior to the end of the Last Fiorillo Year, and (c) within fifteen (15) Business Days following the end of each Fiorillo Year, Purchaser shall prepare and submit to Seller a statement setting forth, in reasonable detail, Purchaser's calculation of the amount of the Earnout Payment for such Periodic Real Estate Payment Calculation Date, Final Real Estate Payment Calculation Date, Fiorillo Sale or Fiorillo Year, as the case may be, together with reasonably detailed support for such calculations. If Seller disputes the correctness of Purchaser's calculation of the amount of the Earnout Payment, Seller shall notify Purchaser of the objections within five (5) Business Days of receipt of Purchaser's calculations. If Seller fails to deliver such notice of objections within such time, Seller shall be deemed to have accepted Purchaser's calculations. The parties shall endeavor in good faith to resolve any disputed matters within five (5) Business Days after the receipt of a notice of objections. If the parties are unable to resolve all of the items that were identified in the notice of objection, Purchaser and Seller will jointly retain the Firm to resolve any disagreements. Purchaser and Seller will direct the Firm to render a determination within ten (10) Business Days of its retention and Purchaser, Seller and their respective agents will cooperate with the Firm during its engagement. The Firm will determine the actual amount of Earnout Payment for the applicable period. The determination of the Firm in respect of the correctness of each matter in dispute shall be conclusive and binding on the parties. The cost of the Firm shall be borne one-half by Purchaser and one-half by Seller.

          5.2. Accounting Practice. The calculation of the Earnout Payments shall be determined first in accordance with this Agreement and second in accordance with GAAP.

          5.3. Operation of Seller Real Estate and Fiorillo.  Subject to
Section 5.4 with respect to the Seller Real Estate, Purchaser shall manage and operate the Seller Real Estate and Fiorillo in such manner as it deems appropriate.

          5.4. Final Liquidation. On the fourth anniversary of the Effective Date, Purchaser shall, and shall cause any developers or agents employed on its behalf to, commence the process of liquidating the remaining Seller Real Estate and the remaining
CHP Real Estate. Purchaser shall use all commercially reasonable efforts to sell, transfer or dispose of to an unaffiliated third party all of the Seller Real Estate and the CHP Real Estate no later than the Final Real Estate Payment Calculation Date.

          5.5. Cooperation. Purchaser shall make available, in accordance with reasonable and customary practices, the books, records, documents and workpapers underlying the preparation and review of Purchaser's calculations of the Earnout Payments.

          5.6. Finality. The payment of Earnout Payments by Purchaser shall be final and irrevocable and not subject to any claims, adjustments, offsets or the like. Any assignee of Seller's right to receive Earnout Payments shall be entitled to unconditionally rely on this Section 5.6.

     6.   Representations and Warranties.

          6.1. By Purchaser. Purchaser hereby represents and warrants to Seller that (a) Purchaser is a limited liability company duly formed, validly existing, and in good standing under the laws of the State of Delaware, (b) Purchaser has full power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement and to consummate the transactions contemplated hereby, and (c) this Agreement has been duly executed and delivered by Purchaser and constitutes the valid and binding agreement of Purchaser, enforceable against Purchaser in accordance with its terms, subject to applicable bankruptcy, insolvency and other similar laws affecting the enforceability of creditors' rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

          6.2. By Seller. Seller hereby represents and warrants to Purchaser that (a) Seller is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Delaware, (b) Seller has full power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement and to consummate the transactions contemplated hereby, and (c) this Agreement has been duly executed and delivered by Seller and constitutes the valid and binding agreement of Seller, enforceable against Seller in accordance with its terms, subject to applicable bankruptcy, insolvency and other similar laws affecting the enforceability of creditors' rights generally, general equitable principles and the discretion of courts in granting equitable remedies

     7.   Miscellaneous.

          7.1. Amendment and Waiver. This Agreement may be amended, modified or supplemented only by a written instrument signed by the parties hereto. Any of the terms or conditions of this Agreement may be waived in writing at any time by the party entitled to the benefits thereof. No waiver of any of the provisions of this Agreement shall be deemed to waive or shall constitute a waiver of any other provision hereof (whether or not similar).

          7.2. Descriptive Headings. The descriptive headings are for convenience of reference only and shall not control or affect the meaning or construction of any provision of this Agreement. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated.

          7.3. Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement. This Agreement shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that the parties need not sign the same counterpart.

          7.4. Entire Agreement. This Agreement contains the entire agreement between the parties with respect to transactions described herein, and supersedes all prior arrangements or understandings with respect to the subject matter hereof.

          7.5. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE
(WITHOUT REGARD TO ANY APPLICABLE CONFLICTS OF LAW PROVISIONS
THEREOF).

          7.6. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions be consummated as originally contemplated to the fullest extent possible.

          7.7. Relationship of the Parties. Nothing in this Agreement shall create or constitute any agency, partnership or joint venture arrangement by and between Purchaser and Seller. Neither
Purchaser nor Seller has the power or authority, express or implied to obligate or bind the other to anything whatsoever.

          7.8. Assignment. No assignment or transfer by any party of such party's rights and obligations under this Agreement will be made except with the prior written consent of the other party to this Agreement; provided, however, that Seller shall be entitled to assign the right to receive Earnout Payments (including, without limitation, the right to enforce such payments) to any person without the consent of Purchaser and, upon notice to Purchaser, such payments shall be made directly to such assignee. An assignee of Seller's rights under this Agreement shall not, under any circumstances, be liable for any of Seller's obligations under this Agreement or otherwise. This Agreement will be binding upon and will inure to the benefit of the parties hereto and their successors and permitted assigns, and any reference to a party will also be a reference to a successor or permitted assign.

     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed and delivered by its respective duly authorized officers, all as of the date first above written.


                              FLOUR HOLDINGS LLC


                              By:
                              Name:  H. Harry Bresky
                              Title:  Manager


                              SEABOARD FLOUR CORPORATION


                              By:
                              Name:  H. Harry Bresky
                              Title:  President





                             ANNEX I

                        Real Estate LLC's

     1.   New Fuller Street, LLC, a South Carolina limited liability company;

     2.   Modern Baking LLC, a Tennessee limited liability company;

     3.   East Lake Company, LLC, a South Carolina limited liability company;

     4.   Waverly Place, LLC, a South Carolina limited liability company;

     5.   Parcel F, LLC, a South Carolina limited liability company;

     6.   Richmond Farms, LLC, a South Carolina limited liability company; and

     7.   Chapin New Town, LLC, a South Carolina limited liability company.